[LOGO]

FOR IMMEDIATE RELEASE

February 20, 2013

Company:	Dominion

Contacts:
Media:	Ryan Frazier, (804) 819-2521, C.Ryan.Frazier@dom.com
Analysts:	Nathan Frost, (804) 819-2187, Nathan.J.Frost@dom.com

DOMINION BOARD ADDS NEW DIRECTOR

The board of directors of Dominion (NYSE: D) has elected a new director, Pamela J. Royal, M.D., effective March 1. The election brings the size of the Dominion board to 11.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“We welcome Dr. Pamela Royal to Dominion’s board. Her experience as a successful small business owner and her faithful commitment to community leadership and service will serve her – and our company – well.”

Dr. Royal, 50, is a board-certified dermatologist and has been the owner and president of Royal Dermatology and Aesthetic Skin Care, Inc., in Richmond, Va., since 1990. She serves or has served on a number of boards, including those of the Valentine Richmond History Center (current chair), the United Way of Greater Richmond and Petersburg (former chair), The Community Foundation, CenterStage Foundation, the Greater Richmond Chamber of Commerce, J. Sargeant Reynolds Community College Foundation, Bon Secours Richmond Health System, Venture Richmond and the Virginia Early Childhood Foundation. She was a 2010 YWCA Outstanding Women honoree in the volunteerism category. Dr. Royal received an M.D. from Eastern Virginia Medical School of the Medical College of Hampton Roads and served her residency at Howard University Hospital in dermatology.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 27,400 megawatts of generation, 11,000 miles of natural gas transmission, gathering and storage pipeline and 6,300 miles of electric transmission lines.  Dominion operates one of the nation’s largest natural gas storage systems with 947 billion cubic feet of storage capacity and serves retail energy customers in 15 states. For more information about Dominion, visit the company’s website at www.dom.com.

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